CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 26, 2022, relating to the financial statements and financial highlights of New Age Alpha Trust comprising of AVDR US LargeCap Leading ETF and AVDR US LargeCap ESG ETF for the period ended November 30, 2021, and to the references to our firm of AVDR US LargeCap Leading ETF, AVDR US LargeCap ESG ETF and AVDR Quality High Yield Corporate Bond ETF under the headings “Other Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Cleveland, Ohio

March 28, 2022